CANANDAIGUA NATIONAL CORPORATION

72 South Main Street

Canandaigua, NY 14424

George W. Hamlin, IV

Chairman of the Board and CEO

August 1, 2011

To Our Shareholders:

Well, how are we doing?  Pretty well, all things considered!  It has been two years since the “Great Recession of 2007 – 2009” was declared “over” by the economist statisticians who make such pronouncements.  Naturally, with national unemployment vacillating around 9%, and real estate and home prices “stalled,” a fair amount of support exists for those who view such statistical pronouncements with disbelief.

Locally, though, in the northeast and in Pennsylvania and New York specifically, there is a somewhat “brighter mood” based on some encouraging data and inputs.  First of all, we acknowledge that home prices have been down in the Rochester region, year-over-year around 4% plus or minus ½% with the median and averages for the 380 metropolitan statistical areas off almost as much.  But if we look at the 5-year experience trend (1st quarter 2006 to 1st quarter 2011), we see for that 60-month period, 5.5% positive for Rochester compared to the median/average of -2.0% to -7.0%, respectively for the other 380 metro areas, which, relatively speaking, gives a different feeling for us in this Region that amounts to 1.1% per year appreciation.  By extension, we look at the 10-year figures (2001 to 2011) and we see Rochester at 26% appreciation (2.6% per year) with the median/average of 30% to 31% over the 10-year period for the 380 metro areas or about 3% per year.  Now, the Greater Rochester Association of Realtors would report a median sales price for the 1st quarter 2011 year-over-year of 1.7% increase to $114,900.  The National Association of Realtors reports the June 2011 year-over-year median sales prices nationally of $184,300 (+.8%) and for the Northeast $261,000 (+3.1%). So, we are gaining.

Context of the Banking Industry in Recovery:

In June of 2011, U.S. Banker magazine analyzes and reports the Top 200 Community Banks ranked by 3-year average return on equity (ROE).  This “Snapshot” includes most all of the banks numbering about 7,500, having assets of up to $2 billion, which they define as “community banks.”  Today in the United States, there are 101 very large banks (with footings over $10 Billion) which combined have over 86% of the bank assets of the USA giving one the perspective of the lopsided concentration existing in the banking industry today.  U S Banker notes that the community banks continue to be under earnings pressure more than ever, as the data supports, given that the average return on equity over the 3-year period for the Top 200 community banks is measured by achieving a 7% ROE for this year, where it required a return on average equity of 8% to make the cut last year.  That said, their analysis noted that the Mid-Atlantic region, including Pennsylvania, New York, Ohio, and Virginia, was leading the pack with 41, 22, 17 and 12 banks, respectively, in the top 200; thus, the particular region of the country does have a tremendous influence over the quality of the experience, performance and general “feeling” on “how we are doing.”  Happily, the U S Banker report lists Canandaigua National ranked 12th out of the 200 with a 3-year rolling average of 14.79% ROE with a return of 15.13% for 2010.  This ranking is up from 19 and 37, if memory serves me correctly, for the prior two years.

It is worth repeating here, that not only does the region count for the difference, but also the span of time.  What happened between 1996 and 2006 (10 years) when housing prices ballooned, was that the cumulative real estate price increased 92% during that period.  This is more than three times the 27% cumulative increase from 1890 to 1996 (106 years); clearly not sustainable.  In 2005 alone, prices increased 12%, about 6 times the rate of increase in the real per capita GDP for that year!  By mid-2007, we witnessed the sharp rise in default rates on sub-prime mortgages in the US and the rest, history will label the Financial Crisis of 2007-2009.

Thus, we acknowledge once again that the Rochester Region continues to show itself as a stable and diverse economy and that although the recovery is painfully slow, it is nonetheless, well established.

Performance Through the First Half of 2011:

With this as context, I am pleased to report for the first half of 2011 earnings of $19.54 per share, which is $1.65 (9%) more than the $17.89 per share budgeted for the first half and $1.01 (5.5%) ahead of the $18.53 financial performance for the same period last year.  This is a good outcome given the lethargic recovery which has been beset with lower yields on all earning assets driven by a deliberate Fed policy of easing to prevent a “double dip” recession, resulting in tepid demand for commercial loans which is reflective of the sluggish recovery.

As a consequence, we have seen lower revenues from loans and investments of $1.2 Million, but this has been offset by an equal reduction of interest expense on deposits of $1.2 Million, the one a wash for the other, leaving the net interest income just slightly positive totaling almost $30 Million for the half.  Indeed, the total revenues from all sources (adding non-interest fees) for the first half were just ahead of last year’s number of a total of $50.5 Million at mid-year.  The positive performance over budget and last year’s numbers come from a 70% reduction year-over-year in the Provision for Loan Losses to $890 thousand amounting to a little over $2 Million reduction on $2.95 Million for last year as our net charge-offs (in connection with failed loans) to average loans currently outstanding has been reduced by 28 basis points to 12 basis points.  This was our historical “run rate” up to two years ago.  Net charge-offs gradually rose as the recession deepened topping out at 40 basis points at the close of 2010.  Our performance continues to reflect favorably compared to our peers in that our net charge-off/provision rates are much lower (better) than their 75 basis points level which is over six times greater than our rate.  This sizable reduction in operating expense was enough to absorb the $1.3 million increase in our salaries and benefits due to the necessary growth in staff, leaving income before taxes of $13.0 Million or $1.0 Million ahead at this point!  Conveniently, the increase in the remaining major components of non-interest expenses (Premises, Marketing, FDIC and Other) of $1.1 Million was offset neatly by the increases in non-interest revenues of the same amount.  So, in effect, our better-than-budget and last year performance was not due to increases in revenues, as one would normally think, but due to a dramatic improvement of the quality of assets (loans and investments) signaled by the need to use only 30% of what was required to provision prudently last year (i.e., strengthen the Loan Loss Reserve), a strong indication that for us the “worst” is over.  Or stated otherwise, our continued strong performance in this difficult time was bolstered by the credit quality of our assets which was more than enough to offset the tightening of our net interest margin (“NIM”) (generally thought to be the primary driver) which declined by 27 basis points to 3.98% from 4.25% at this time last year.

In this business, all performance is first and foremost built upon loans and investments of QUALITY.  There is no alternative.  Incremental growth of revenues does ultimately lead to increased retained earnings after payment of dividends and TAXES which is required to support the next cycle of lending growth.  But note, for every $1,000,000 charge off, it takes $25,126,000 of new loans (half a year’s new volume) at the current NIM of 3.98% to recover in revenue the principal lost in the charge off.  The leverage which is the “magic” upon which the bank intermediation process is based, in reverse as applied in the charge-off situation, is catastrophic in the damage it causes.

Interestingly, this performance in terms of the current return on average equity (ROE) of 14.97% is slightly above the 3-year average of 14.79% cited by the US Banker “Snapshot” report for our Bank and correlates to a return of 1.11% on average assets, the same as reported at this time last year.

This earnings performance was supported by growth of assets of 4% to $1.7 billion, matched by deposits up 4.4%, led by consumer deposits at plus 5.4%.  Our common equity capital account continued to grow, now weighing in at $130.9 Million, up nicely year-over-year, that is, an increase of 9.8% of the shareholder’s book value retained in the company for future growth.  Added to that increased book value is the dividend of $5.75, declared and payable August 1, 2011, bringing the total dividends for the year to $11.45 per share.  Externally, the average stock price from the May 26, 2011, sealed-bid public auction was $415.47, up 17.4% from the $353.77 sealed-bid public auction price last spring (an increase of $61.70 per share).

Stock Split of 4 for 1 - A Reflection of Growth and Sustainability:

Thus, given this sustained financial performance which follows that of nearly a decade, accomplished in the face of historically challenging conditions of those years, it is with great pleasure that we announce a proposed 4-for-1 split of our common stock.  The proposed split is subject to formal approval by the shareholders at a special meeting to be held at the bank on

September 14, 2011, a regular Board of Directors’ meeting day.  The Record Date for purposes of determining the shareholder holdings for the split will be September 14, 2011, with distribution of the additional shares to occur as soon as possible thereafter.  Thus, where there are approximately 472,000 shares outstanding today before the split, there will be four times that number, or approximately 1,888,000 shares, outstanding after the split.  Stated another way, the book value of each share which at the end of the first half was $277.34 per share will be mathematically one quarter of that or $69.335, rounded $69.34 per share, acknowledging that you will hold four times the number of shares after the split, thus there will be no change of the book value of your holdings before and after the split.  The market price of the stock following the split should similarly be approximately one- fourth of pre-split price, with each shareholder holding the same value in the aggregate with a larger number of shares after the split.

So Why Split Now?:

The last time was in 2002, when a split of 3-for-1 was declared.  Historically, the Company has split its shares (typically 2-2 ½ for 1) seven times at decreasing intervals:  1927 (40 yrs), 1957 (30 yrs), four (4) times to 2002 when the ratio was 3 to 1 and now in 2011 at 4 to 1, but since the Korean War six times roughly every nine (9) years, each time as a reflection of the growth of the enterprise.  In all, including the pending split, the stock has split 20.5 times from the beginning 124 years ago and half (11 times) during the last quartile.  As Uncle Arthur explained to me when I first came to the bank over three decades ago, as the Company grows in size (assets), strength (capital), and earnings (performance), it is appropriate to reflect that growth by a stock split where the number of shares outstanding symbolizes the progress of the Company’s enterprise.  Certainly a secondary purpose, though subordinate, is the desirability to “reset” the book value of each share and by association the market price of each share to a lower figure which is likely to be around the price had after the last split.  This has the effect among others of a more “accommodating” price point which would be attractive and accessible to those (younger and new staff) who might want to join our enterprise as owners.

Choice of Philosophy (Style) of Enterprise and Being:

That said, as a matter of choice and investment philosophy, we would rather focus our attention not on price of the stock as set by others in the public market who are likely removed from an understanding of our activities, but on the reasons therefore, and encourage those who would participate as owners in our enterprise to focus upon the real factors underlying our success by understanding the specifics of our performance elements which are reflected in our Annual Report’s commentary, balance sheet, earnings statement, and discussions.  This approach may seem “old fashioned”, and not the “stuff which fills the news” about the activities on Wall Street, the fodder of speculators, not true investors, we warrant; but in our estimation we believe the primary purpose and responsibility of our efforts as stewards of this institution is to assure its sustainability over the long term in the viable service of its constituents, namely the shareholders to be sure, but also our colleagues, customer/clients and by extension the communities which we serve.  That is best assured by attention to the fundamentals underlying the ultimate growth and strength of our common equity capital account which is owned by the shareholders who are committed to our Mission (Growth of the Community) through its constituents, and who seek return primarily by looking to share in our current earnings through dividends (30%) virtually indefinitely, and not primarily by proceeds of gain from selling (out) their ownership, quitting the mission and the human equity formed by the collaboration of staff and customer/client which is responsible for the financial performance in the first instance.  Half of the Fortune 500 company names disappear every 15 years!  We are bound by a distinctively different mission!

The price of the stock does have an impact in one important instance when occasionally people wish to convert in part the value of their holdings of our growing enterprise for a specific purpose, such as a down payment on a house or to meet a specific change in the circumstances in one’s life situation.  Sale of shares then provides an avenue to liquidity (cash proceeds) to convert the gain of their ownership to underwrite other essential purposes.  Seldom do we find that our current shareholders wish to sell stock for the primary purpose of the gain and reinvestment elsewhere. Nor do we advise people to invest with that as their primary purpose to speculate in our stock, particularly given that the stock is not listed on an exchange which is customarily thought of as the primary purpose of public markets like the New York Stock Exchange, namely the ability to buy and sell quickly and at will as the circumstances may warrant in the rough and tumble give and take of world finance.

We have not found that listing on an exchange is either necessary or desirable for the Company Vision which is to promote the sustainability and vitality of our enterprise first by a commitment to its Mission to grow the community, then to optimize (balance) its earning in furtherance of the mission, and to invest securities holdings which the Bank owns for Liquidity (safety) first and return second.  We do this because we are a BANK first, for ALL seasons, with an essential continuing social purpose to intermediate (recycle) deposits drawn from the community, in large part from one generation and recycle them as loans to the next generation who require underwriting for the growth of families or businesses and by extension commerce, the economy and tax base, in furtherance of all enterprises both private and public.

Our hope is that our shareholders be firmly committed to the Mission and choose as their means of return their proportionate share of the common equity and its growth through newly added retained earnings each year plus sharing in a dividend.  Certainly, this is a distinctly different strategy, though time honored, than most today would associate with stock ownership so popularly traded every day on the world’s many exchanges by “day traders” whose sole focus is likely capturing the price of the moment rather than reacting to pertinent elements of the underlying enterprise.  In our view, holding our stock is an attractive, inherently well diversified direct investment.  It presents a sound strategy which has an appropriate place in any investment portfolio where the assurance of earnings and the possibility of growth of value of the holdings are both achieved with little market risks common to Wall Street because they involve direct investment mostly in the cash flows of direct underwriting of loans, themselves serviced by a highly diverse array of revenues both domestic and foreign.  Some wonder about our enterprise since they expect the stock to be traded on organized markets as a badge of achievement, since it seems that all corporations of note are either on NYSE Euronext, NASDAQ, or some other exchange.  Of course, most corporations are not listed on an exchange; nor do we choose to be because we eschew the instabilities introduced by speculators who by definition do not share in our strategic Mission to facilitate long-term growth and stability of the region.  We have, for the most part, raised all the capital needed for continuing growth through the sustained flow of additional retained earnings each year after all is said and done.

Mathematics, History and Objectives of Our Stock Split:

The mathematics underlying this are simply stated.  Over the last 35 years and before, we have focused on optimizing our returns, neither reaching unduly for incremental earnings nor feigning from a prudent acceptance of risk in accord with time honored principles of banking and have effectively operated at a median performance of 13.5% return on equity (+/- 3%).  This rate of earnings after taxes and after distributions to shareholders of approximately one-third of the after-tax income (4-5% of the ROE), leaves the net in the Company, “on the table”, so to speak, of 8-9% which when compounded will double the common equity capital every 8-9 years.  That is, 8% compounding for 9 years doubles capital, the same as does 9% compounding over 8 years does.  These two examples illustrate our experience over the last four and one-half decades of splitting about every 9 years, where any adjustments made were in consideration of a number of factors, to include: earnings levels, rates of growth, future investment, taxes and dividends and capital which may have been asked to absorb losses of failed economies or underwrite the growth of prospering ones.

The components of managing the common equity “heart” of every bank is a division of its current profits, shared among the shareholders 20%, the tax man 30%, leaving 50% of pre-tax earnings to support future growth, in the next business cycle.  The “rational objective” is to manage the optimum capital ratio (for us 7.5%) (so much the focus of a bank examiners of late) since it is emblematic of a bank’s strength on the one hand (capital is king) and its sustainability (source of incremental new capital from retained new earnings to support growth as well as added strength) on the other.  Remember, in the real dynamic world the most reliable source of all new capital is a bank’s retained earnings which is necessitated by the ever present potential of a call on capital to absorb loan losses or an FDIC assessment to clean up the carnage (mismanaged/troubled banks) that is a part of each failed economic cycle.  This is further threatened by the significant burdens continuously growing for compliance with political and social agendas amounting to “unfunded mandates” which may be worthy of consideration, but carry with them a drag on the financial vitality of our banking institutions accompanied by no mean measure of weakening, rather than strengthening, a critical function (banking) without which no society, no economy, nor government can exist, much less grow.  This is an insidious trend too often not acknowledged by our politicians as a clear and present danger.

Make no mistake about it, the substance and role of what we do and our significance to society has remained unchanged during my tenure and, for that matter, for the existence of the bank from its very beginning.  That substance is a relationship between our staff and our customers in the intermediating of deposits from one generation to another in the form of loans and other financial services to underwrite and facilitate the growing of households or businesses.  In essence, we act as a “midwife” to the “birthing” process, if you will, of commerce which creates the economy, ultimately the tax base for municipalities be it income flows or property values.  To say our vitality is important, nay essential for the workings of society, is to understate the case.  That all said, it seems a 4-for-1 split, though certainly a record for the Company, is appropriate at this stage in view of the recent challenges of the Financial Crisis successfully met and the bright prospects for our Company in the future given the quality of leadership now in place and a staff and directors who are second to none.

Then is there a change in philosophy in terms of attracting more investors by effecting a split 4-for-1?  This is a good question worthy of some discussion since we operate in a very special space between the media-hyped Wall Street bazaar where billions of shares are traded every second of every day, populated mostly by speculators, and the private company model representing the individual proprietorship and family way of doing business where the equity is handed from one generation to the next over decades which doesn’t seem to be appropriate to our public $3.6 Billion enterprise comprised of an intermediary bank and several trust companies that by definition has many owners.

The philosophy of the Corporation has not changed.  Our Vision for the future is:  to be an independent, profitable financial services company that excels at earning the loyalty of the constituents we serve.  The role CNC plays in underwriting and facilitating commerce, which in turn, creates an economy which underwrites the private sector, but most significantly also provides a tax base (income or property value) underwriting all municipal and governmental services, transfer payments and the like, though not readily acknowledged.  These functions that we provide, which are indispensible to society, remain a constant and a value of our enterprise.  Indeed, we are an essential function of the social intercourse between generations much as universities are intermediaries of knowledge from one generation to the next.  Neither of us is in the business of manufacturing or distributing widgets.  We are part of the social intercourse without which it is hard to imagine society existing, much less growing, in the services of the “greater good” (see, the ultimate objectives of the philosophies espoused by Adam Smith and the US Constitution are rooted).

This Vision focuses our attention on securing value for our shareholders by providing superior customer experiences and building enduring, mutually valuable customer relationships, encouraging community involvement and civic leadership, while maintaining a professional and team oriented corporate culture which is reflected in our earnings.  All that we do must be tested against our commitments to constituents:  our shareholders, many of whom are also members of other constituent categories: our customers/clients; our colleagues and by extension our communities.  We especially wish our shareholders to be committed to our Mission, (long-term growth of community through constituents) looking to share in the dividends (averaging 30% of earnings over the past 30 years.)  This is in contrast to those who are only focused on capturing the gain from proceeds of sale in open markets by the process of speculation rather than commitment.  Consequently, the type of shareholders we prefer are local; those who have a stake in our proximate society and as well are beneficiaries of our services, capital, expertise and advice to sustain and further grow and support the community.

Elements of the Shared Values and the “Magic” of Our Prospects, Place, and Times:

It is, therefore, the shared Vision which is the key.  Though our community is local, its impact is worldwide for those who identify with the broad spans and scope of those who have selected this community from which to work, live and play throughout the world.  After all, for nearly 125 years Canandaigua National has withstood the adverse impacts of (and thrived during) two World Wars, the Great Depression, and many other challenges to include the most recent Great Recession.  For the shareholder, an investment in CNC represents a risk-adjusted investment in the direct lending to individuals and enterprises of a highly diverse nature serviced by a highly diverse flow of revenues, both domestic and foreign, which combines and features steady growth of earnings and a reasonable dividend with little exposure to the volatilities of Wall Street.  For our customers, we provide superior customer service focused on enhancing the wealth and financial stability of each customer and enterprise.   For our colleagues, we provide an adaptive corporate culture that encourages and rewards teamwork and exceptional performance.  For the communities we serve, we provide local care and passion that can only come from those who have a vested interest in the prosperity of the community because they call it home; it is where we live, work and play.  It is through this extraordinary collaboration of staff, customers, community and enterprise spawned by a culture of caring, competent and enterprising people that creates a “magic” which is a delight to behold.

As we celebrate the “magic” which we are privileged to experience, and which we call “Canandaigua National,” we acknowledge that it spans many aspects of history, time, function and experience, symbolic of the history and philosophy which has propelled this region specifically.  This is shaped by culture, constitutions, economic theory, and social welfare which inform us at CNC and as individuals, societies, countries, indeed the world, on how best to organize, support and secure the benefits of Liberty (in action and thought) to ourselves and others consistent with the social welfare and our environment.

Obstacles Across Our Path of Progress and Their Successful Management:

Juxtaposed to CNC’s position in society, place and time, we have the unintended mindless encroachments at a glacial pace of the government through a labyrinth of the laws which insidiously control almost every activity of common interest to include pot holes, schools, day care, workplace, medical care, environment, conduct in public, etc., - invading our thinking processes and welfare.  Our legislative process leads inevitably to consolidation and accumulation of many ideas in an effort to strive for an ideal and cost effective solution for the problems of society and the world.  Most of this process is implemented through selective opinions propagated by law and regulation, conceived and comprised by a few representatives on the one hand which impact the liberty of action and thought of the masses on the other.  Unfortunately, human nature being what it is, once the words are designated as law, there seems no longer to be any inclination to think about the original purposes sought to be addressed even though times and circumstances may have changed and the original issue, and the legislative solution imposed are no longer apt, or the original mischief has morphed and moved on in reaction to the impact of the restrictive government action.  Thus, even if effective at first, the regulatory response in its over-specificity ironically is made ineffective thereby, since it no longer addresses the gravamen and now undermines rather than promotes the general benefit for all, which is the oft forgotten primary sworn purpose of all governmental activity.  Compliance is expected because it is the law, notwithstanding whether the original purposes, subject, mode, and goal designed to fulfill the law are still apt to address the issue.

This is not about getting government “out of our hair,” dreaming of a simpler agrarian republic of the “good olde days” or eliminating environmental protection, fire codes, and the like which experience shows would occur only at the “edges” even if amended.  But why, with few exceptions, is it a widely held belief that governments fail and legislatures fail, even at the simplest of tasks.  Even politicians spend their lives apologizing for government, all promising to fix it and lower taxes while guaranteeing more and better security.

In his book, The Death of Common Sense, subtitled, How Law is Suffocating America, Phillip K. Howard observed as most of us have as well, “In my adult life nothing significant seems to have changed, except that government has become increasingly distant.”  Former Supreme Court Justice William J. Brennan, Jr., wrote “The characteristic complaint of our time seems to be not that government provides no reasons, but that its reasons often seem remote from human beings who must live with the consequences.”  Government acts like some extra-terrestrial power, not an institution that exists to serve us.  Its actions have an arbitrary quality; it almost never deals with real life problems in a way that reflects an understanding of the situation.  So, it is the distinction between the government’s enactment of laws on one hand and how laws work in application on the other that becomes the point of contention.  After all, governments cannot do anything except follow the laws, so we are oft told by its bureaucrats -“It’s the law!” We know the legislatures pass the laws and authorize the rules and regulations.  The focus up front is mainly on what we want the law to do.  What is missing, of course, is how the laws and rules are implemented in a given case.

A Case Study-Our Successful Signature Product of 35 Years Would Be “Outlawed”:

As a patent example of the failure of government to enact useful legislation, we might ask “how is the Dodd-Frank Wall Street Reform Act (“Reform Act”) doing by these standards?  Not so well, sadly.  For almost 35 years, our “signature” mortgage products have been the 2-, 3- and 10-year call mortgage.  We have made thousands of ordinary home mortgages, amortized over 20 to 30 years by a fixed payment, bearing interest at the prevailing fixed rate which MAY be reset at the anniversary of the applicable call interval.  In this fashion we match and adjust yields on mortgages to the current cost of funds prevailing at the time which are continuously underwriting that obligation so long as it is on our balance sheet.  This assures the availability of a stable source of funds because a competitive rate then required to secure the funds to intermediate fairly between depositor and borrower which provides many benefits all around.  We offered a short maturity mortgage to avoid the classification as a variable rate mortgage requiring us to tie our yields to a spread over cost of funds index not within our control, but also not at all reflecting our cost of funds.  Indeed, an index when confronted by unusual monetary policy (as we see in force today) would be distorted in a way that would diverge from our cost of funds experience, a circumstance which we have now observed as the Fed has acted to assure a continuation of the recovery.

The callable mortgage provides borrowers with access to the most stable source of funding, namely community bank deposits that are primarily on deposit for the “utility purpose” of the owner of those deposits, that purpose being to accommodate the payable-receivables cycle of either the household or the business, which is both as necessary for the smooth operation of the enterprise as it is for the ultimate peace of mind (sleep at night) and sense of security.  If the investment value beyond the utility value becomes an issue, the interest rate paid can be elevated to track the rising cost the market will bear for such money.  This enables the reinvestment in the community of funds drawn from the community which certainly should satisfy the political/social goals so popular with the supporters of the Community Reinvestment Act of 1977.  Better yet, such community mortgage loans are generally higher quality, low loss, assets providing a solid return, which is an important strategy to promote the safety and soundness of the bank as a community resource and the banking system.

The Reform Act, in attempting to address the Subprime mortgage debacle, attempts to prudently solve the widespread failure to underwrite mortgage applications in accord with well understood banking standards by creating a definition of “Qualified Mortgages” (“QM”).  If underwritten in accord with the new law, such a QM would be accorded “safe harbor” status - an advantage to those in the secondary markets who buy, assemble, and securitize mortgages for sale to those governments and institutions who seek an attractive return - better than a Treasury security of the same maturity.  Now it was left to the Federal Reserve (and soon the new Consumer Financial Protection Bureau) to design the limits and underwriting standards for the “Qualified Mortgage” for evermore.  The proposal requires a 20% down payment, a fixed rate of interest, amortized over the long term of the 20 to 30 years at a constant fixed payment with mandatory escrow.  Moreover, the Reform Act classifies all other formats of mortgages as “Non-Standard Mortgages” and specifically restricts the type of callable mortgage we have heretofore offered to only rural and underserved markets, in which we are not located.  This regulatory proposal represents the DEATH of our signature 3-year call mortgage product of which we have booked 1,000s of mortgage loans over the last 40 years without misunderstanding by our customers, in fact enjoyed by generations without complaint.

Of course, it must be remembered that this QM was precisely the design of the instrument that was the downfall of the Thrift Industry in the late 80s/early 90s, when 3,000 savings and loans failed along with the entire industry!  The problem then was that savings and loans originated 6% fixed rate, fixed payment mortgages with 15- to 30-year terms and then faced running at a 4% LOSS on every such mortgage loan when the interest rates on deposits that were the funding source of these loans climbed through 10% to top the inflation rate of 13% on the way to 16% for a 6-month CD and ultimately a 21.5% Wall Street Prime.  All the result of Congress deregulating formerly fixed interest rates for deposits (liabilities) with apparently no thought given to the fixed-rate (non-callable) mortgage loans (assets) held by savings and loan institutions.  On average, it took only 18 months for a negative margin of 4% of a typical saving and loan association of the period with a 6% common equity (standard) to FAIL – 3,000 S & L’s disappeared along with the entire industry in the decade of the 80s.  WHAT are our members of Congress THINKING to urge upon us today a demonstrably failed paradigm of thirty years ago?  How is it that Congress and the Regulators today could so perfectly FAIL to understand the value and stability of the 3-year callable first-lien residential mortgage of the sort which we designed in face of the extreme financial challenges of the late 70s and 80s and that functioned so well as to underwrite the most profitable year for the bank in modern times with a return on our average assets of 1.43%, when deposit costs jumped 100% in just two years!  Our 2- and 3-year callable mortgages “saved our day” while the S & L’s were doomed to go under in the face of fixed low-yielding mortgages making up the majority of their assets funded by deposit costs which were rocketing out of sight.

This was and is today the conundrum of our time.  The essence of banking is the inherently mismatched and thus risky proposition to borrow deposits from the community for a short term (3-year deposits on average) in order to lend to others in the community for a long term (standard 30-year mortgage), that is, where the interest rate on the funding deposit costs is likely to swing widely (by as much as ten cycles) during the term of the mortgage where the yield remains constant.  In a rising interest rate market which is accompanied by and driven by high inflation, the mortgage becomes a serious losing asset for a bank to the extent that the deposit costs to retain or attract funds moves higher than the yield on the mortgage.

Three-Year Call Mortgage Solution Suspended Pending Rescue by the Fed:

We are at this time no longer offering the 3-year mortgage product for the time being for two reasons.  First, the Congress of the United States identified such short-term maturity products as being pernicious and has made it illegal.  The Federal Reserve as the Regulator delegated and empowered to work out “the details” of the will of Congress has proposed that such short-term maturities may only be offered in rural and underserved areas.  The Fed does acknowledge that callable mortgages are an appropriate solution for the conundrum mentioned above, namely funding a long-term asset with short-term deposits where human judgment could be inserted in the process to avoid the calamity resulting from a mismatching situation by a process of mutual agreement between the lender and borrower.  The proposed regulation has permitted the 5- to 10-year short maturity mortgage, but sadly specifically singled out the 3-year call as being a regimen that breeds disaster for the consumer.  In their view, the period to building of equity through amortization of the principal and to demonstrate of the ability to pay is not sufficient to accomplish in 36 months (3 years) but IS sufficient over 60 months (5 years). REDICULOUS!

The second action by the regulators which has spoiled the pursuit of this sound product which is a perfect match of our cost of funds cycle of three years (tracked for 25 years) is nominally to combat alleged predatory pricing and to protect the consumer.  The goal of the regulations put into place prior to the Reform Act was to place limits or caps on rates of loans considered to be either “High Priced” or “High Cost” mortgages.  This is done by limiting the rate on a mortgage (effectively a usury rate, though not so termed) which is set as a spread of 1.5% or 3.5% depending on whether it is a first or second mortgage, over a floating offering rate (Average Prime Offering Rate) which is set each week by the government, but is tied to a base average calculated from the Freddie Mac Rate offerings in any given week.  High Cost is another standard limiting to a spread of 4% over a Treasury rate of a constant maturity of a number of years which runs the course from 1 to 30 years and certainly includes 2, 3 and 10 years.  This focuses on points, add on fees and closing costs which come in to play on small mortgages such as mobile homes placed on a foundation pad.

The 3-year constant maturity Treasury yield is less than 1% today, ranging between 70 and 80 basis points.  The capping spreads of 1.5% (1st mortgages) or 3.5% (2nd mortgages) on 70 basis points caps fees and closing costs on mobile home mortgages at something less than 2.25% and the Annual Percentage Rate (“APR”) on the mortgage itself at 3.27.  This is only 10 basis points over our breakeven rate of 3.12%.  Consequently, we can no longer do mobile home financing which traditionally are smaller in size and require a higher rate, because as a class of loan, there is more risk.  Likewise we could not sustain a yield limited to 3.27% on a 3-year call because of further servicing requirements and reporting for charging what is termed “High Price” at the 4.24% we would have to charge to sustain a fair return.

So we have suspended offering our 3-year call mortgages because of an impossible regulatory environment.  The significant, legitimate costs associated with originating and closing a loan, can easily add 2% to the APR and are, therefore, included in the cap.  These are funds paid to third parties, not the bank, but have the effect of limiting the margin available to the bank in the form of yield sufficient to cover the deposit costs which fund the mortgage.  These regulations have eliminated the viability of a product, valued and used by our customers without difficulty and which is the perfect community reinvestment whereby stable community deposits which remained available even when Wall Street locked up, as was our experience, are available at a reasonable price for the funding of a noble purpose, that of the purchasing of a home or its construction which we know to be an important leg to recovery and the economy, which current experience underscores.  This, of course, is particularly aggravated by the unilateral exercise of a necessary monetary policy intervention by the Federal Reserve to keep interest rates low to avoid the calamitous consequences of a double-dip recession.  Yet, when the caps and the margins were set in place, and the yield curves were “normal,” they seemed reasonable.  Now in unusual times (which seem now to be usual), the unwitting effect not contemplated or accommodated by those who drafted the regulations to protect the consumer from a predatory mortgage industry (not involving 99% of the banks) has the effect to shut off the simplest of all funding mechanisms which stands at the root of the “magic” of a community bank and how it operates to create something out of virtually nothing (excepting a note to promise to pay in future installments) by “monetizing” the hopes and prospects of families and businesses in the future in the form of a concrete, tangible proceeds of a mortgage loan deposited currently in the borrowers checking account ready to energize a small corner of the economy.

How Did We Get Here? And the Power of Creative Management of the Impossible:

Philosopher Friedrich Hayek (1899-1992), a Nobel laureate in economics, social scientist and political theorist, observed “the curious task of economics is to demonstrate to men how little they really know about what they imagine they can design.”  To the naïve mind that can conceive of order only as the product of deliberate arrangement, it may seem absurd that in complex conditions order and adaptation to the unknown can be achieved more effectively by decentralizing decisions and that a division of authority will actually extend the possibilities of overall order, yet that decentralization actually leads to more information being taken into account.  That is, “a society that does not recognize that each individual has values of his own which he is entitled to follow, can have no respect for the dignity of the individual and cannot really know freedom.”  And further, “Is there a greater tragedy imaginable than that, in our endeavor consciously to shape our future in accordance with high ideals, we should in fact unwittingly produce the very opposite of what we have been striving for?”

So it is, Howard observes, “but that is not the way we have constructed our modern legal system.  We seem to have achieved the worst of both worlds:  a system of regulation that goes too far while it also does too little.”

“This paradox is explained by the absence of the one indispensible ingredient of any successful human endeavor:  use of judgment.  In a decade since World War II, we have constructed a system of regulatory law that basically outlaws common sense.  Modern law, in an effort to be ‘self-executing,’ has shut out our humanity.”

“The motives were logical enough:  specific legal mandates would keep government in close check and provide crisp guidelines for private citizens.  But it doesn’t work.  Human activity can’t be regulated without judgment by humans.”

We have submitted a comment letter to the Federal Reserve asking that this egregious mischaracterization of the 3-year callable mortgage as fundamentally inappropriate for consumer mortgages be reviewed and reversed, and we hope it will be given serious consideration by the Consumer Financial Protection Bureau now that responsibility for consumer protection has been passed along to it.

So how are we doing in light of all of these ill-advised new restrictions?  This, of course, is a momentary setback which accompanies every attempt at massive reform for which we will certainly find a solution or a work around to avoid any serious negative impacts on the viability of our “Customer Centric” business model.  True, we are also educated in the unchangeable reality of the truthfulness of Mr. Howard’s conclusion that governmental rulemaking is more likely than not “almost perfect in its failure” in that its effect is the opposite of its intended and expressed purpose.  And this, I would warrant, is because of the inherent limitations of all central planning which was aptly demonstrated in our lifetime by the collapse of the Soviet Union beginning with the fall of the Berlin Wall and a thorough indictment of Central Planning. Of course, all regulation is just incremental central planning and here is seen as destroying the ingenuity and value of our signature mortgage product whose worth and viability is demonstrably beyond reproach given its tenure of success.

We now see how with every new regulation which has as its purpose to provide stability at first, but as it gets more specific it is more likely than not to distort and exaggerate the problem rather than improve upon a solution.  Thus, this demonstrates the problem of seeking a solution from the wrong forum –“wrong tool”-- to solve a financial, social or political problem, better left to community member/bankers closer to the people who have demonstrated their adroitness, ingenuity, and ability to address the perennial conundrums of our industry and society.  It is better left to community bankers to use their judgment in this all too human of a business of mortgage lending.  Here is a perfect example of how it is essential to prevail upon a local flexibility to find a unique solution for a given problem rather than insist upon the inflexible application of a rigid solution provided by the law formulated at another place and time without a hint of the special circumstance unique to the human situation at hand.

We remain positive in spite of the destructive effects of government “solutions” upon demonstrably ingenious solutions effectively in place for years here, because our experience over the decades, indeed centuries, has been to develop exponentially more solutions and workarounds for every obstacle the government places in front of us, simply we have eight alternative responses for every governmental obstacle leaving us net seven in reserve!  We are part of the social DNA, societies can exist without massive governments but not without basic community banking as history so aptly demonstrates.  All governments recognize that banks are essential to their stability, funding and existence; NOT the other way around!

Prospects of the Chosen Spot, a “Magical” and Timeless Place to Live, Work and Play:

In our infinite favor, has been this Region and Upstate New York which has been blessed with diversity of population, resources and location which truly makes it a “Chosen Spot,” both in history, at present, and long into the future.  That is particularly auspicious for our enterprise, its culture and its choices which are accommodative and supportive of these potentials.  Our Company is emblematic of the Canandaigua from whence it is spawned as the center, the beginning point, of what is today the largest economy in the State known as the “Rochester MSA,” second only to New York City, but first in persistent vitality and sustainability.

Phelps and Gorham established Canandaigua as their seat with their purchase of the western reaches of the state from Massachusetts in 1788, bound by Lake Ontario, the Pennsylvania line, Seneca Lake, and the Genesee River.  Canandaigua was established in 1789 and was the seat of Ontario County encompassing the same territory.  Incidentally, Elijah Hamlin settled on the farm in Bloomfield in 1791.  The Canandaigua Treaty was signed in 1794, and is still enforced, which established peace and friendship between the six Nations of the Iroquois Confederacy and the United States, spanning an area from mid-Ohio to Quebec.  From the earliest days of the region then, Canandaigua was first in settlement, commerce and peace.  Even Nathanial Rochester lived in Bloomfield for three years before he could persuade his wife to join him at High Falls, the 100-acre tract that he had acquired in 1803, long before the village/city that would bear his name was spawned by the Erie Canal’s opening in 1825.

Almost a half century later in the 1880s “Rochestarians” would travel to Canandaigua, take the lake steamer to Seneca Point and stay the long weekend.  Notice:  New York Times, August 16, 1899:  “This morning at 3:00 a.m. fire was discovered in the kitchen of the Seneca Point Hotel … the structure was destroyed.  The hotel was rebuilt only a few years ago (fire) and was valued at $65,000.  Little insurance was carried.  40 guests at the house at the time all escaped, though many lost their property.”  This was the end of an era.

A century ago in 1910, Frank H. Hamlin, our first President, headed up both Canandaigua National Bank and the Genesee Valley Trust Company, lived in Canandaigua and commuted four days a week by the streamlined electric trolley to the Times Square Building in Rochester in just 30 minutes!  I can’t do that today even though I have the same responsibilities.  And so it is that the captains of Rochester’s enterprises have lived or summered on Canandaigua Lake for many generations.

Though the region’s center is no longer Canandaigua, the “High Falls – Chosen Spot – Western Finger Lakes” corridor is the “jewel” of the Rochester MSA.  Finance, health care, education, culture, arts, economy and a million people are the strengths of our region.

Agriculture and tourism are the two largest sectors in the State’s economy.  The winery business, pertinent to both, has exploded from 35 cellars some 30 years ago to the current 277, contributing $3.8 billion each year to the State’s economy alone!  The New York State Wine and Culinary Center located here on Main Street near the Lake is the beginning of New York’s Napa Valley stretching to Long Island.

Rochester was recently cited by the MSN Real Estate as the first in the nation as the “most livable and affordable [of] metro areas” and Ontario County was tagged “best place to live” (Progressive Farmer.)

Banking and the economy of this region are diverse and traditionally stable.

Regional health care includes Thompson Health (of which I am Chair Emeritus), and University of Rochester Medical Center (of which I am Chair Elect), both historically collaborative, nimble and imaginatively managed and are accordingly best in class to face the challenges from national reform of health care.

This region is within a day’s drive to the major markets of the northeast and Canada (the same as Boston/Cambridge megalopolis.)

Between the Great Lakes and the Finger Lakes, we have more fresh water for consumption and recreation than any place in the world!

With future growth dependent on a knowledge-base economy, we are in a strong position with a wide choice of community and graduate education.

Arts and museums in the area are among the best; GEVA, Bristol Valley Theater, Rochester Philharmonic Orchestra, Garth Fagan Dance, Eastman School of Music (which I Chair), Hochstein School of Music and Dance, Rochester Museum and Science Center, Memorial Art Gallery, George Eastman House, Strong Museum, Sonnenberg Gardens, Granger Homestead, Ontario County Historical Society, Antique Wireless and Glenn Curtiss Museums.

Locally, the Canandaigua Airport runway extension to 5,500 feet is scheduled to start in 2012), and the north shore project (PUD – Planned Unit Development) was approved in 2010, first “hatched” by the principal land owners gathered at the bank’s Board table six years ago

So, what a great place to work, live and play; the growth and prospects of this region are of an unlimited extent which is perfect for us as the community’s only locally-owned, full-service, financial institution.  The recent announcement of HSBC (Hong Kong and Shanghai Banking Corporation), which held the largest deposit share in the region, that it wishes to withdraw from the area is a wonderful opportunity for us.  Their stated purpose was to consolidate their attention on their business model which involves 87 countries (not counties) with emphasis on their commercial and wealth strategies businesses, especially those which straddle more than one country as opposed to the retail banking business scattered throughout the United States.  In 1987, HSBC absorbed the old Marine Midland originally based in Buffalo.  Over the years, Marine Midland had strong commercial, retail and trust businesses in Rochester headed by Marty Birmingham, one of my early mentors with a character (and a cigar) bigger than life.  It is interesting to note that their Rochester operation would maintain its prominent first position in the deposit market long after Marty Birmingham’s death, based, I believe, on the strength of his character which was that of the community’s banker notwithstanding where the company was headquartered.  In any event, the deposit base, which is almost a third of the market, is in play.

Examinations, Branch Offices, and Management Transitions:

I am happy to report that we have come through examinations of the bank (CNB) along with subsidiary examinations of Canandaigua National Trust Company of Florida (CNTF) and Genesee Valley Trust Company with success reflective of our past and current performance.  We are commencing construction of our second community office in Greece in the northwest quadrant in a population node which is rapidly growing (665 Long Pond Road) as well as pursuing other locations which look very promising, but have yet to be “inked.”  Likewise, we have under consideration securing affiliations important to our operations offering opportunities to expand our revenues consistent with our mission and philosophy.  The growth of assets under management for CNTF is coming along for those who would be favored by a Trustee domiciled outside of New York.  This is a process which is complicated by the Estates and Surrogates’ Law which requires a judge’s ruling to approve a change of fiduciary, but requires only a shift of fiduciary responsibility from one corporate fiduciary to another, the latter being located in Florida free of New York tax, a benefit to the beneficiaries of those trusts and estates.

Finally, our report on the first six months of the transition of the chief executive officers was given to the Compensation Committee of the Board and was delivered by Frank H. Hamlin, III, our President, who reported on the “tutorial” designed to cover 24 months.  He has been exposed to the full scope of subject matter and gathers practical experience as it presents itself each day.  Father and son work as a team, sharing duties and responsibilities as they come, and transferring them as becomes appropriate.  This process was adopted in the belief that the real life experience is “pedagogically richer” than a hypothetically laced one.  Periodic reviews and tracking of subjects covered and experience gathered has kept the process on track and assures that it is complete in its coverage.  In addition, we have a tripartite structure approach which involves lists of subjects to cover that are drawn by each of Frank, myself, and the Executive

Team members.  To date, the process seems to be very much on track and the approach a particularly rich one.

The first six months have been a blur of activity spanning an introduction to every one of the staff (450), principal customer/clients and the community at large (media and appearances).  We have gone over in detail the principal computer models which have guided and tracked our performance of the last 20 years to include earnings, balance sheet and Asset Liability Committee functions, with Frank having access to all of the formulas and ratios that guide and track our performance from month to month, which also offers him the opportunity to observe and model different scenarios and strategies by changing elements in any line with an immediate understanding of the impacts of such strategies.  Moreover, Frank and I have travelled extensively throughout the country attending meetings of our principal banking associations and affiliations with exposure to scores of leading bankers from all regions as well as our own New York State Bankers Association, the preeminent State Association in the Country, meeting the principal leaders of our like and kind and of institutions near at home.

Frank has already assumed chairing the weekly Senior Staff meeting, all relations with the Examiners in Charge, undertaking the future design of our Executive Development Program whereby we will continue to nurture and develop our key staff members and those who report to them as a principal strategy for growth and excellence in performance.  As the opportunities present, he assumes the lead in resolving and underwriting new loans of nearly a dozen client matters.  These generally involve the most unusual circumstances which is particular to the scope of the President’s job description.  He is now working with our Human Resources Department to understand the complexity of compensation programs and benefits, our assessment and review process, and taking charge of the further development of our ever-expanding training programs under our “CNB University.”  In addition, he is reviewing all of the various policy manuals which are in the process of constant revisions; he is tackling them one by one to acquaint himself with all of the moving parts and fleshing out his experience.

He has conducted a number of Breakfasts with the President which is a practice we have been involved in for many years where we meet with groups of staff, a dozen or so at a time, and which are enormously revealing as they are inspirational in understanding the quality and character of those who have chosen to join this wonderful operation.  For this and many reasons, we are having fun in the process and the transition as his acclamation and assimilation into the organization is running smoothly.

Opportunity, Relief, and Excitement for the Future:

Thus, I am grateful for the “magic” of our Company and community, but most of all for the dedicated staff and customer base out of which a focused collaboration delivers upon all of the promise of our region and our enterprise.  And now with the ultimate succession in place synthesizing with a strengthened executive and management team, ready and on a course of continuous improvement to perpetuate this worthwhile enterprise well into the future, I am possessed of a sense of relief and excitement that this remarkable enterprise will be equal to and succeed with the opportunities with which we are presented.  I echo again our prospects are indeed bright.  We have never been stronger or with greater capacity to adapt and innovate.  With our shared commitment to our Mission, we will stand to succeed as a viable and productive enterprise continuing to underwrite the success of the communities which we serve.

Very truly yours,

/s/George W. Hamlin, IV

George W. Hamlin, IV

Chairman of the Board and CEO

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